Exhibit 99.1

Extra Space Storage Inc. PHONE (801) 562-5556 FAX (801) 562-5579 2795 East Cottonwood Parkway, Suite 400 Salt Lake City, Utah 84121 www.extraspace.com

FOR IMMEDIATE RELEASE

Extra Space Storage Inc. Reports Operating Results for the Three and Nine Months Ended September 30, 2007

Company Increases FFO Per Share By 11.5% To $0.29 and Same-Store NOI by 4.9%.

Quarterly Dividend Raised To $0.25 Per Common Share.

SALT LAKE CITY, Utah, October 30, 2007 — Extra Space Storage Inc. (the “Company”) (NYSE: EXR) announced today operating results for the three and nine months ended September 30, 2007.  “We were able to once again post solid operating results and achieve our earnings target through proactive operational and revenue management and accretive acquisitions,” said Kenneth M. Woolley, Chairman and CEO of Extra Space Storage Inc.

Highlights:

•                  Achieved funds from operations (“FFO”) of $0.29 per diluted share for the three months ended September 30, 2007, an 11.5% increase over the same period the previous year.  FFO for the quarter was reduced by approximately $0.007 due to lease-up dilution from wholly-owned and joint-venture development properties opened during 2006 and 2007.

•                  Increased revenue and net operating income (“NOI”) at 181 same-stores by 2.9% and 4.9%, respectively, when compared to the three months ended September 30, 2006.

•                  Acquired nine self-storage properties for an aggregate cost of $61.7 million.  This includes the acquisition of the Company’s joint venture partner’s interest in a previously unconsolidated joint venture owning seven properties, and the purchase of one property from a separate unconsolidated joint venture in which the Company held a minority interest.

•                  Announced the appointment of Spencer F. Kirk as President.  Mr. Kirk will oversee overall company management including field operations, information technology and corporate finance for the Company, and will report directly to the Company’s CEO, Kenneth Woolley.

•                  Declared and paid a regular quarterly dividend of $0.2275 per share.

•                  On October 29, 2007, the Company’s Board of Directors approved an increase in the Company’s quarterly dividend to $0.25 per common share ($1.00 per common share annualized).  The change in the Company’s dividend payment is effective immediately and will increase the Company’s fourth quarter 2007 dividend to $0.25 per common share from the $0.2275 per common share paid previously.

The results for the three and nine months ended September 30, 2007 include the operations of 585 properties, 251 of which were wholly-owned and consolidated, one of which was held in joint venture and consolidated, and 333 of which were held in joint ventures and accounted for using the equity method.  This compares to the results for the three and nine months ended September 30, 2006, which included the operations of 561 properties, 213 of which were wholly-owned and consolidated and 348 of which were in joint ventures accounted for using the equity method.  Results for both periods include equity in earnings of real estate joint ventures, management fees and development fees.

FFO Per Share:

FFO per fully diluted share for the three months ended September 30, 2007 was $0.29 compared to $0.26 for the three months ended September 30, 2006, an increase of 11.5%.  FFO per share for the three months ended September 30, 2007 was reduced by approximately $0.007 related to carrying costs associated with the Company’s development program.  Approximately $0.005 is attributable to three wholly-owned development properties opened during 2006 and one completed in 2007, and approximately $0.002 is attributable to two joint-venture developments opened in 2006 and two completed to date in 2007.

FFO per fully diluted share for the nine months ended September 30, 2007 was $0.80 compared to $0.69 for the nine months ended September 30, 2006, an increase of 15.9%. FFO per share for the nine months ended September 30, 2007 was reduced by approximately $0.019 related to carrying costs associated with the Company’s development program.  Approximately $0.012 is attributable to three wholly-owned development properties opened during 2006 and one completed in 2007 and approximately $0.007 is attributable to two joint-venture developments opened in 2006 and two completed to date in 2007.

FFO available to common stockholders was $20.8 million and $56.0 million, respectively, for the three and nine months ended September 30, 2007, as compared to $14.6 million and $38.8 million, respectively, for the three and nine months ended September 30, 2006.  The following table sets forth the calculation of FFO (in thousands, except share data):

	Three months ended September 30,		Nine months ended September 30,
	2007	2006	2007	2006
Net income available to common stockholders	$9,828	$4,307	$24,993	$8,137

Adjustments:
Real estate depreciation	8,874	6,945	24,290	20,066
Amortization of intangibles	1,263	1,944	2,877	6,448
Joint venture real estate depreciation and amortization	1,004	1,144	3,091	3,600
Joint venture loss on sale of properties	15	—	20	—
Fair value adjustment of obligation associated with Preferred Operating Partnership units	(1,054)	—	(1,054)	—
Income allocated to Operating Partnership minority interest	869	306	1,768	585

Funds from operations	$20,799	$14,646	$55,985	$38,836

Weighted average number of shares - diluted	70,567,078	57,072,838	69,702,837	56,250,164

FFO provides relevant and meaningful information about the Company’s operating performance that is necessary, along with net income and cash flows, for an understanding of the Company’s operating results. The Company believes FFO is a meaningful disclosure as a supplement to net earnings. Net earnings assume that the values of real estate assets diminish predictably over time as reflected through depreciation and amortization expenses.  The values of real estate assets fluctuate due to market conditions and the Company believes FFO more accurately reflects the value of the Company’s real estate assets.  FFO is defined by the National Association of Real Estate Investment Trusts, Inc. (“NAREIT”) as net income computed in accordance with accounting principles generally accepted in the United States (“GAAP”), excluding gains or losses on sales of operating properties, plus depreciation and amortization and after adjustments to record unconsolidated partnerships and joint ventures on the same basis. The Company believes that to further understand the Company’s performance, FFO should be considered along with the reported net income and cash flows in accordance with GAAP, as presented in the Company’s consolidated financial statements.

The Company’s computation of FFO may not be comparable to FFO reported by other REITs or real estate companies that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently. FFO does not represent cash generated from operating activities determined in accordance with GAAP, and should not be considered as an alternative to net income as an indication of the Company’s performance, as an alternative to net cash flow from operating activities as a measure of liquidity, or as an indicator of the Company’s ability to make cash distributions.

Operating Results for the Three and Nine Months Ended September 30, 2007:

Total revenues for the three and nine months ended September 30, 2007 were $63.8 million and $174.2 million, respectively, compared to $51.2 million and $145.1 million, respectively, for the three and nine months ended September 30, 2006. Net income for the three and nine months ended September 30, 2007 was $11.3 million and $26.5 million, respectively, compared to $4.3 million and $8.1 million, respectively, for the three and nine months ended September 30, 2006.

Total expenses for the three and nine months ended September 30, 2007 were $41.1 million and $114.1 million, respectively, compared to $34.7 million and $102.5 million, respectively, for the three and nine months ended September 30, 2006.

Interest expense for the three and nine months ended September 30, 2007 was $16.1 million and $44.9 million, respectively, compared to $13.4 million and $38.2 million, respectively, for the three and nine months ended September 30, 2006.

Same-Store Property Performance:

The Company’s same-store stabilized properties for the three and nine months ended September 30, 2007 and 2006, respectively, consisted of 181 properties that were wholly-owned and operated and that were stabilized by the first day of each period. The Company considers a property to be stabilized once it has been open three years or has sustained average square foot occupancy of 80.0% or more for one calendar year.  These results provide information relating to property operations without the effects of acquisitions or completed developments. The results shown should not be used as a basis for future same-store performance or for the performance of the Company’s properties as a whole (dollars are in thousands):

	Three Months Ended September 30,		Percent	Nine Months Ended September 30,		Percent
	2007	2006	Change	2007	2006	Change
Same-store rental revenues	$40,440	$39,312	2.9%	$118,974	$114,060	4.3%
Same-store operating expenses	13,972	14,086	(0.8)%	41,491	40,916	1.4%
Same-store net operating income	26,468	25,226	4.9%	77,483	73,144	5.9%

Non same-store rental revenues	14,769	5,370	175.0%	30,858	11,817	161.1%
Non same-store operating expenses	5,635	2,527	123.0%	12,364	5,687	117.4%

Total rental revenues	55,209	44,682	23.6%	149,832	125,877	19.0%
Total operating expenses	19,607	16,613	18.0%	53,855	46,603	15.6%

Same-store square foot occupancy as of quarter end	86.8%	88.0%		86.8%	88.0%

Properties included in same-store	181	181		181	181

The increase in same-store revenue for the three and nine months ended September 30, 2007 over the prior year was due to increased rental rates to existing customers.  For the three months ended September 30, 2007, expenses decreased when compared to the prior year due to lower repairs and maintenance and utilities.  For the nine months ended September 30, 2007, the increase in expenses over the prior year was predominantly due to increases in property taxes and insurance.

Property Acquisitions:

For the three months ended September 30, 2007, the Company acquired nine properties for an aggregate cost of approximately $61.7 million. Included in the total was one property in California that was purchased from an unaffiliated third party for an aggregate cost of approximately $14.7 million.  The Company also acquired a partner’s joint-venture interest in seven properties in Alabama, Colorado, Indiana, Missouri and New Mexico for $36.5 million.  In addition, the Company acquired one property located in Maryland from a joint venture in which the Company held a minority interest for total consideration of $10.5 million.

Subsequent to the end of the quarter, the Company acquired one property located in California for an aggregate cost of approximately $10.8 million.  To date in 2007, the Company has acquired 32 properties for an aggregate cost of approximately $317.6 million.

Property Development:

Subsequent to the end of the quarter, the Company completed the development of one wholly-owned self-storage property located in Gurnee, Illinois for approximately $9.1 million.  To date in 2007, the Company has completed the development of four properties, two of which the Company holds a joint-venture interest, for approximately $36.2 million.  The Company expects to complete an additional wholly-owned development and one joint-venture development in the fourth quarter of 2007 for a total development cost of approximately $16.0 million.

“Our development properties are both sources of long-term value creation and, once they are into the lease-up phase, of earnings growth as well.  They represent another way to contribute new, well-located, quality locations to our overall portfolio.  Combined with our acquisition and partnership programs, development gives us another approach to increasing the overall value and scale of our property portfolio,” said Mr. Woolley.

Addition to Executive Team:

On September 6, 2007, the Company announced the appointment of Spencer F. Kirk as President.  Mr. Kirk will be responsible for overall company management and strategic initiatives including corporate finance, operations and information technology.

Mr. Kirk has been associated with the organization for nearly ten years, having served as Executive Vice President of the Company’s predecessor, Extra Space Storage LLC, for seven years, and as a Director of the Company since its IPO in 2004.  As the owner of more than 2.3 million shares, Mr. Kirk is the Company’s largest private individual stockholder.

Quarterly Dividend Declared and Paid and Quarterly Dividend Increased:

On August 29, 2007, the Company announced its third quarter common stock dividend of $0.2275 per share. The dividend was paid on September 28, 2007 to stockholders of record as of September 14, 2007. The dividend payment was calculated based on an annual dividend of $0.91 per share.

On October 29, 2007, the Company’s Board of Directors approved an increase in the Company’s quarterly dividend to $0.25 per common share ($1.00 per common share annualized) starting in the fourth quarter of 2007.  The dividend will be paid on December 31, 2007 to stockholders of record as of December 14, 2007.

Balance Sheet Flexibility:

As of September 30, 2007, the Company’s total debt, including trust preferred notes and exchangeable senior notes, was $1.3 billion, compared to $948.2 million at December 31, 2006.  The Company’s percentage of total fixed rate debt to total debt was 92.7%. The weighted average interest rate was 5.0% for fixed rate loans and 6.2% for variable rate loans. The weighted average interest rate of all fixed and variable rate loans was 5.1%.

Market Performance:

Stabilized properties in markets throughout Florida have continued to experience decreases in revenue when compared with the same periods in 2006.  The Company believes occupancy in Florida is now at more historic levels.  The Chicago, Columbus, Dallas and Houston markets were some of the Company’s leading performers in terms of year-on-year revenue growth at stabilized properties.  In addition to the Florida markets of Fort Lauderdale and West Palm Beach, stabilized property revenue growth also lagged in Las Vegas and Sacramento.

Concluded Mr. Woolley, “Overall, we feel optimistic about the current climate for self-storage.  Our operational and revenue management systems and our well-located property portfolio are positioned to perform in a myriad of economic environments.  This was evident in the third quarter where we were able to post sound increases in same-store revenue and NOI despite coming up against softer overall demand.”

Outlook:

For the three months ending December 31, 2007, the Company estimates fully diluted FFO to be in the range of $0.28 to $0.29 per share.  For the year ending December 31, 2007, the Company estimates fully diluted FFO to be in the range of $1.08 to $1.10 per share. The Company’s estimates are forward-looking and based on management’s view of current and future market conditions. The Company’s actual results may differ materially from these estimates, which include the following assumptions:

•                  Wholly-owned stabilized property revenue and NOI growth of between 3% and 4% for the full year.

•                  Annual interest expense of approximately $62.0 million.

•                  Weighted average number of outstanding shares of approximately 71.0 million, including Operating Partnership (“OP”) units, at December 31, 2007.  Included is an estimated 1.9 million contingent conversion shares and contingent conversion units converting to common shares and OP units throughout the year and 1.0 million Preferred OP units issued as a result of the AAAAA Rent-A-Space acquisition.

•                  Acquisition volume of between $320 million and $330 million, including the $317.6 million in acquisitions completed in 2007 to date.

•                  General and administrative expenses (net of development fees) of between $36.0 million and $37.0 million for the full year.  This amount includes estimated non-cash compensation expense of $2.1 million.

•                  Estimates are given after taking into account between $1.7 million and $1.9 million of carrying costs associated with the Company’s development program.  Approximately $1.1 million to $1.2 million of carrying costs are associated with three wholly-owned developments opened in 2006, one opened in 2007 and two that are scheduled to open in the fourth quarter of 2007.  Approximately $0.6 million to $0.7 million of carrying costs are associated with two joint-venture developments opened in 2006, two completed to date in 2007 and one that is scheduled to be completed in the fourth quarter of 2007.

Forward Looking Statements

Certain information set forth in this release contains “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future revenues or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions and other information that is not historical information. In some cases, forward-looking statements can be identified by terminology such as “believes,” “estimates,” “expects,” “may,” “will,” “should,” “anticipates,” or “intends” or the negative of such terms or other comparable terminology, or by discussions of strategy. We may also make additional forward-looking statements from time to time. All such subsequent forward-looking statements, whether written or oral, by us or on our behalf, are also expressly qualified by these cautionary statements.

All forward-looking statements, including without limitation, management’s examination of historical operating trends and estimates of future earnings, are based upon our current expectations and various assumptions. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them, but there can be no assurance that management’s expectations, beliefs and projections will result or be achieved. All forward-looking statements apply only as of the date made. We undertake no obligation to publicly update or revise forward-looking statements which may be made to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events.

There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in or contemplated by this release. Any forward-looking statements should be considered in light of the risks referenced in the “Risk Factors” section included in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.  Such factors include, but are not limited to:

•                  changes in general economic conditions and in the markets in which we operate;

•                  the effect of competition from new self-storage facilities or other storage alternatives, which would cause rents and occupancy rates to decline;

•                  potential liability for uninsured losses and environmental contamination;

•                  difficulties in our ability to evaluate, finance and integrate acquired and developed properties into our existing operations and to lease up those properties, which could adversely affect our profitability;

•                  the impact of the regulatory environment as well as national, state, and local laws and regulations including, without limitation, those governing REITs, which could increase our expenses and reduce our cash available for distribution;

•                  difficulties in raising capital at reasonable rates, which could impede our ability to grow;

•                  delays in the development and construction process, which could adversely affect our profitability; and

•                  economic uncertainty due to the impact of war or terrorism, which could adversely affect our business plan.

Supplemental Financial Information

Supplemental unaudited financial information regarding the Company’s performance can be found on the Company’s web site at www.extraspace.com. Click on the “investor relations” link at the bottom of the home page, and then on Financial Reports and the document entitled “Q3 2007 Supplemental Financial Information.”

Conference Call

Extra Space Storage Inc. will host a conference call at 1:00 p.m. Eastern Time on Tuesday, October 30, 2007, to discuss its third quarter 2007 results. The conference call will be broadcast live over the Internet and can be accessed by all interested parties through the Company’s website at www.extraspace.com and then by clicking on the “investor relations” link at the bottom of the home page.  To listen to the live call, please go to the website at least fifteen minutes prior to the start of the call to register, download, and install any necessary audio software. A digital replay will be available on Tuesday, October 30, 2007 at 3:00 p.m. Eastern Time through Thursday, November 16, 2007 at midnight Eastern Time. To access the replay, dial 888-286-8010 and enter conference ID number 14389065.  International callers should dial 617-801-6888 and enter the same conference ID number.

About Extra Space Storage Inc.

Extra Space Storage Inc., headquartered in Salt Lake City, Utah, is a fully integrated, self-administered and self-managed real estate investment trust that operates 644 self-storage properties in 33 states and Washington, D.C. The Company’s properties comprise approximately 444,000 units and 47 million square feet rented by approximately 330,000 individual tenants. The Company is the second largest operator of self storage in the United States.

For Information:
James Overturf	Mark Collinson
Extra Space Storage Inc.	CCG Investor Relations
(801) 365-4501	(310) 477-9800

- Financial Tables Follow -

Extra Space Storage Inc.
Consolidated Balance Sheets
(In thousands, except per share data)

	September 30, 2007	December 31, 2006
	(unaudited)
Assets:
Real estate assets:
Net operating real estate assets	$1,707,384	$1,382,055
Real estate under development	49,943	35,336
Net real estate assets	1,757,327	1,417,391

Investments in real estate ventures	89,876	88,115
Cash and cash equivalents	41,830	70,801
Short-term investments	49,200	—
Restricted cash	36,642	44,282
Receivables from related parties and affiliated real estate joint ventures	9,447	15,880
Other assets, net	35,253	33,356
Total assets	$2,019,575	$1,669,825

Liabilities, Preferred Operating Partnership, Minority Interests, and Stockholders’ Equity:
Notes payable	$902,930	$828,584
Notes payable to trusts	119,590	119,590
Exchangeable senior notes	250,000	—
Line of credit	—	—
Accounts payable and accrued expenses	33,951	25,704
Other liabilities	18,416	17,234
Total liabilities	1,324,887	991,112

Commitments and contingencies

Preferred Operating Partnership units, net of $100,000 note receivable	30,427	—

Minority interest in Operating Partnership	36,807	34,841
Other minority interests	164	317

Stockholders’ equity:
Preferred stock , $0.01 par value, 50,000,000 shares authorized, no shares issued or outstanding	—	—
Common Stock, $0.01 par value, 300,000,000 and 200,000,000 shares authorized at September 30, 2007 and December 31, 2006, respectively, and 65,276,108 and 64,167,098 shares issued and outstanding at September 30, 2007 and December 31, 2006, respectively	653	642
Paid-in capital	825,130	822,181
Accumulated deficit	(198,493)	(179,268)
Total stockholders’ equity	627,290	643,555
Total liabilities, Preferred Operating Partnership, minority interests, and stockholders’ equity	$2,019,575	$1,669,825

Extra Space Storage Inc.
Consolidated Statement of Operations - Unaudited
(In thousands, except per share data)

	Three months ended September 30,		Nine months ended September 30,
	2007	2006	2007	2006
Revenues:
Property rental	$55,209	$44,682	$149,832	$125,877
Management and franchise fees	5,169	5,357	15,520	15,697
Tenant insurance	3,027	716	7,858	2,608
Development fees	97	47	334	272
Other income	324	386	608	635
Total revenues	63,826	51,188	174,152	145,089

Expenses:
Property operations	19,607	16,613	53,855	46,603
Tenant insurance	1,397	284	3,587	1,506
Unrecovered development and acquisition costs	184	(87)	593	255
General and administrative	9,326	8,598	27,534	26,590
Depreciation and amortization	10,598	9,253	28,517	27,586
Total expenses	41,112	34,661	114,086	102,540

Income before interest, minority interests and equity in earnings of real estate ventures	22,714	16,527	60,066	42,549

Interest expense	(16,079)	(13,429)	(44,912)	(38,198)
Interest income	1,821	175	6,937	805
Interest income on note receivable from Preferred Unit holder	1,280	—	1,280	—
Fair value adjustment of obligation associated with Preferred Operating Partnership units	1,054	—	1,054	—
Minority interest - Operating Partnership	(869)	(306)	(1,768)	(585)
Minority interests - other	113	—	153	—
Equity in earnings of real estate ventures	1,304	1,340	3,693	3,566
Net income	11,338	4,307	26,503	8,137
Fixed distribution paid to Preferred Operating Partnership unit holder	(1,510)	—	(1,510)	—
Net income available to common stockholders	$9,828	$4,307	$24,993	$8,137

Net income per common share
Basic	$0.15	$0.08	$0.39	$0.16
Diluted	$0.15	$0.08	$0.38	$0.16

Weighted average number of shares
Basic	64,901,249	52,501,864	64,461,353	51,929,336
Diluted	70,567,078	57,072,838	69,702,837	56,250,164

Cash dividends paid per common share	$0.23	$0.23	$0.68	$0.68